Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated September 30, 2024, is by and between ROCKY MOUNTAIN CHOCOLATE FACTORY, INC., a Colorado corporation (“Borrower”), and RMC Credit Facility, LLC, a Colorado limited liability company (“Lender”).

RECITALS

Borrower has requested that Lender extend credit to Borrower as described below, and Lender has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1    Borrowing.

(a)    Loan. Subject to the terms and conditions of this Agreement, Lender hereby agrees on the Effective Date (as defined below) to make a single advance to Borrower (the “Loan”) in the principal amount of Six Million Dollars ($6,000,000.00) (the “Principal Amount”), the proceeds of which shall be used as follows: (i) $3,450,000.00 to repay all then-existing indebtedness to Wells Fargo Bank, and (ii) the remaining balance of the Principal Amount for working capital requirements, including to build inventory for the Christmas and Valentine’s Day holidays and the purchase of capital equipment. Borrower’s obligation to repay the Loan shall be evidenced by a promissory note dated as of the date hereof, as modified from time to time (the “Note”).

(b)    Prepayment. Borrower may during the term of the Loan partially or wholly repay the Principal Amount, subject to all of the limitations, terms and conditions contained herein or in the Note.

SECTION 1.2    INTEREST/FEES.

(a)    Interest. The outstanding principal balance of the Loan shall bear interest at the rate of interest set forth in the Note or other instrument or document executed in connection therewith.

(b)    Computation and Payment. Interest shall be computed on the basis set forth in the Note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in the Note or other instrument or document required hereby.

SECTION 1.3    COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Lender to collect all amounts due to Lender from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Lender under any credit subject to this Agreement) through ACH payments from a deposit account maintained by Borrower with a financial institution satisfactory to the Lender for the full amount thereof. Should there be insufficient funds in Borrower’s deposit account with the financial institution to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4    COLLATERAL. As security for all indebtedness and other obligations of Borrower to Lender under this Agreement, the Note, the Deed of Trust (as defined below) and the other Loan Documents, Borrower (i) pursuant to that certain Deed of Trust (the “Deed of Trust”) dated as of the date hereof among Borrower, Lender, and the Trustee (as defined therein) party thereto, grants, transfers and assigns to Trustee for the benefit of Lender all of Borrower’s right, title and interest in and to the Real Property (as defined therein), including all books and records exclusively related to the Real Property; and (ii) grants to Lender security interests of first priority in all of Borrower’s right, title and interests in and to (a) property, plant and equipment used in Borrower’s factory located at the Real Property, including all books and records exclusively related to such property, plant and equipment; (b) inventory and raw and finished products located at the Real Property; (c) accounts receivable; (d) Parent or Borrower’s deposit or money market accounts; and (e) all proceeds of the foregoing, in each case whether now existing or hereafter acquired (all of clause (a), clause (b), clause (c) clause (d), and clause (e), the “Collateral”). All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Lender shall reasonably require, all in form and substance reasonably satisfactory to Lender. Borrower shall pay to Lender immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Lender personnel) expended or incurred by Lender in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Lender, on the date hereof.

SECTION 2.1    LEGAL STATUS. (a) Borrower is a corporation, duly organized and existing and in good standing under the laws of Colorado, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower; and (b) no member of the Borrowing Group (as defined below) is a Sanctioned Target (as defined below) of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti- terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group (collectively, “Sanctions”). As used herein, “Borrowing Group” means: (i) Borrower, (ii) any direct or indirect parent of Borrower, (iii) any affiliate or subsidiary of Borrower, (iv) any Third Party Obligor (as defined below), and (v) any officer, director or agent acting on behalf of any of the parties referred to in items (i) through and including (iv) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents. “Sanctioned Target” means any target of Sanctions, including (i) persons on any list of targets identified or designated pursuant to any Sanctions, (ii) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

SECTION 2.2    AUTHORIZATION AND VALIDITY. This Agreement, the Note, the Deed of Trust, and each other promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Lender in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4    LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Lender in writing prior to the date hereof.

SECTION 2.5    CORRECTNESS OF FINANCIAL STATEMENT AND OTHER INFORMATION. The annual consolidated financial statements of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (“Parent”), dated February 28, 2024, and all interim financial statements of Parent delivered to Lender since said date, true copies of which have been delivered by Borrower to Lender prior to the date hereof, (a) present fairly in all material respects the consolidated financial condition of Parent and its subsidiaries as at their dates and their consolidated results of operations for the periods covered thereby (subject to the absence of notes and to normal year-end audit adjustments in the case of interim financial statements), (b) disclose all liabilities of Parent and its subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Parent and its subsidiaries, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Lender or as otherwise permitted by Lender in writing or as otherwise permitted under this Agreement. All written information provided from time to time by Borrower or any Third Party Obligor to Lender for the purpose of enabling Lender to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Lender in a subsequent writing, remains complete and correct as of the date of this Agreement.

SECTION 2.6    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9    ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10    OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Lender in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12    SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS. (a) Each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws (each as defined below), and Sanctions; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. As used herein: “Anti-Corruption Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti- corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business. “Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

ARTICLE III
CONDITIONS

SECTION 3.1    CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. The effective date of this Agreement (the “Effective Date”) shall be (a) the date that each of the following conditions set forth in this Section 3.1 have been satisfied or waived, as determined by Lender, or (b) such alternative date to which Lender and Borrower may mutually agree.

(a)    Approval of Lender Counsel. All legal matters incidental to the effectiveness of this Agreement shall be satisfactory to Lender’s counsel.

(b)    Documentation. Lender shall have received, in form and substance satisfactory to Lender, each of the following, duly executed by all parties:

(i)    This Agreement.

(ii)    The Note.

(iii)    The Deed of Trust.

(iv)    Such other documents as Lender may reasonably require under any other Section of this Agreement.

(c)    Satisfaction of Regulatory and Compliance Requirements. In addition to any requirements set forth above, and notwithstanding execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the reasonable satisfaction of Lender.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Lender otherwise consents in writing:

SECTION 4.1    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Lender, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Lender shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Lender a written reconciliation in form and substance reasonably satisfactory to Lender, between calculations of such covenant and/or pricing grid before and after giving effect to such change in generally accepted accounting principles.

SECTION 4.3    FINANCIAL STATEMENTS AND OTHER INFORMATION. Provide to Lender all of the following, in form and detail reasonably satisfactory to Lender:

(a)    not later than 90 days after and as of the end of each fiscal year, a consolidated balance sheet of Parent and its subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations and cash flows for such fiscal year, audited and accompanied by a report and opinion of independent public accountants reasonably acceptable to Lender (it being agreed that CohnReznick LLP is acceptable to Lender), which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations and cash flows of Parent and its subsidiaries on a consolidated basis in accordance with generally accepted accounting principles; and

(b)    not later than 45 days after and as of the end of each fiscal quarter, a Quarterly Report on Form 10-Q (under the Securities Exchange Act of 1934 (the “Exchange Act”)) of Parent, prepared by Parent in conjunction with its auditor and submitted to the Securities and Exchange Commission, to include consolidated balance sheet, income statement and statement of cash flows of Parent and its subsidiaries; and

(c)    not later than 90 days after and as of the end of each fiscal year, an annual budget projection report of Parent, prepared by Parent; and

(d)    contemporaneously with each quarterly financial statement of Parent required hereby, a certificate of the chief executive officer or chief financial officer of Parent that said financial statements present fairly in all material respects the consolidated financial condition of Parent and its subsidiaries as at their dates and their consolidated results of operations for the periods covered thereby (subject to the absence of notes and to normal year-end audit adjustments in the case of interim financial statements), that Parent is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

(e)    from time to time such other financial and business information as Lender may reasonably request, including without limitation, copies of rent rolls and other information with respect to any real property collateral required hereby; and

(f)    from time to time such other information as Lender may request for the purpose of enabling Lender to fulfill its regulatory and compliance requirements, standards and processes.

SECTION 4.4    COMPLIANCE.

(a)    Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence; comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower is located or doing business, or otherwise is applicable to Borrower; and

(b)    comply with, and cause each member of the Borrowing Group to comply with, all Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

SECTION 4.5    INSURANCE. (a) Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, flood, and, if required by governmental regulation or Lender, hurricane, windstorm, seismic property damage, workers’ compensation, marine cargo insurance, and specific hazards affecting any real property, including terrorism, with all such insurance carried in amounts satisfactory to Lender and where required by Lender, with replacement cost, mortgagee loss payable and lender loss payable endorsements in favor of Lender, and (b) deliver to Lender prior to the date hereof, and from time to time at Lender’s request, schedules setting forth all insurance naming Lender as a lender loss payee. Such insurance may be obtained from an insurer reasonably acceptable to Lender.

SECTION 4.6    FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Lender’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8    LITIGATION. Promptly give notice in writing to Lender of any material litigation pending or threatened against Borrower.

SECTION 4.9    FINANCIAL CONDITION. Cause Parent or Borrower, as applicable, to maintain its financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)    Total Liabilities divided by Tangible Net Worth not greater than 2.0 to 1.0 at each fiscal quarter end, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets; notwithstanding any language in this agreement to the contrary, the Total Liabilities divided by Tangible Net Worth Ratio shall be calculated using generally accepted accounting principles.

(b)    Current Ratio, with “Current Ratio” defined as total current assets divided by total current liabilities, measured at Parent or Borrower’s, as applicable, fiscal quarter end (each a “Measurement Date”):

(i)    as of the first four Measurement Dates following the date hereof: not less than 1.0 to 1.0;

(ii)    as of the succeeding four Measurement Dates: not less than 1.25 to 1.0; and

(iii)    as of each other Measurement Date during the term of this Agreement: not less than 1.50 to 1.0.

SECTION 4.10    NOTICE TO LENDER. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter and in no event more than one (1) business day after the occurrence of each such event or matter described below with respect to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws) give written notice to Lender in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, including, by illustration, merger, conversion or division; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property; or (e) any breach of any covenant contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws or the Borrower’s inability to make the representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws on any date, or the failure of any representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws to be true and correct in all respects on or as of any date.

SECTION 4.11    DEPOSIT ACCOUNT CONTROL AGREEMENT. Borrower shall, at its own expense, within 60 days following the date hereof, cause each of its operating accounts, collections accounts, and other deposit accounts to be subject to an account control agreement reasonably acceptable in form and substance to the Lender; provided that no such account control agreement shall be required for Excluded Accounts. For purposes of this Section 4.11, “Excluded Accounts” means (a) each account for which all or substantially all of the deposits consist of amounts utilized to fund payroll, employee benefit or associated tax obligations of Borrower, (b) fiduciary accounts, (c) “zero balance” accounts, and (d) escrow accounts or other similar accounts used solely for escrow funds or other deposits in connection with acquisitions or dispositions that are subject to a binding letter of intent or acquisition agreement.

SECTION 4.12    OTHER DOCUMENTS.

(a)    Title Policy. Borrower, at its expense, shall obtain and deliver to Lender a commitment for an ALTA extended coverage lender’s title insurance policy or similar policy reasonably acceptable to Lender (the “Title Policy”), with such endorsements as Lender may reasonably require, issued by Land Title Guarantee Company in the amount of the Loan insuring the lien of the Deed of Trust to be a first and prior lien upon the Property, as security for the Loan pursuant to the terms of this Agreement, subject only to such exceptions as Lender may expressly approve in writing. The Title Policy shall be delivered to Lender as soon as practicable after the Effective Date. Borrower shall pay the cost of the premium for the Title Policy and any endorsements required by Lender.

(b)    Evidence of Approvals. Within seven days of the Effective Date, Borrower will provide Lender with appropriate evidence of the approval of this Agreement, the Note and the Deed of Trust.

(c)    Payoff Letter. Within 14 days of the Effective Date, Borrower will provide Lender with appropriate evidence of the payoff of all amounts outstanding under the Credit Agreement, dated October 13, 2021, by and between Borrower and Wells Fargo Bank, National Association and complete releases of all associated liens and security interests.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Lender’s prior written consent:

SECTION 5.1    USE OF FUNDS. SOURCES OF REPAYMENT AND COLLATERAL.

(a)    Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Lender or any of Lender’s affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws.

(b)    Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Lender or any of Lender’s affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

SECTION 5.2    CAPITAL EXPENDITURES. Make any additional investment in any fixed or capital assets (including assets leased under capital leases) in any fiscal year in excess of an aggregate of $3,500,000.00.

SECTION 5.3    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Lender, and (b) any other liabilities of Borrower existing as of, and disclosed to Lender prior to, the date hereof.

SECTION 5.4    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other entity; (b) make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity; (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business; or (e) accomplish any of the above by virtue of a division or similar transaction.

SECTION 5.5    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of Lender; and (b) additional unsecured guaranties in amounts not to exceed an amount equal to the aggregate of $3,000,000.00 at any time outstanding minus any loans, advances or investments made pursuant to the Loans, Advances, Investments section below.

SECTION 5.6    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, including any of the foregoing accomplished by a division or similar transaction, except any of the foregoing existing as of, and disclosed to Lender prior to, the date hereof, and additional loans or advances in amounts not to exceed an aggregate of $3,000,000.00 outstanding at any one time minus any guaranties made pursuant to the Guaranties section above.

SECTION 5.7    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Lender or which is existing as of, and disclosed to Lender in writing prior to, the date hereof, or customary security interests or liens that would not be material to Borrower.

SECTION 5.8    RESTRICTIONS ON ENCUMBRANCE AND TRANSFER OF REAL PROPERTY. Without in any way limiting the generality of Section 5.7. hereof, mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s real property located at 265 Turner Drive, Durango, CO 81303 (the “Real Property”), whether now owned or hereafter acquired, except (a) security interests or liens on such real property existing as of, and disclosed to Lender in writing prior to, the date hereof, (b) liens for taxes that are not yet delinquent, (c) security interests or liens on such real property in favor of Lender and (d) security interests and liens permitted by this Agreement; nor transfer, lease, sell, assign or in any manner dispose of all or any portion of such real property.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)    Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)    Any financial statement or certificate furnished to Lender in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)    Any default in the performance of or compliance with: (1) any collateral value requirement set forth herein or in any other Loan Document; (2) any negative covenant set forth in Article V hereof; (3) any affirmative covenant set forth in Article IV hereof requiring the delivery of financial statements and other information to Lender; or (4) any obligation, agreement or other provision contained herein or in any other Loan Document related to Sanctions, Anti- Money Laundering Laws, or Anti-Corruption Laws.

(d)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1.), and with respect to such default(s) that by their nature can be cured (excluding subsection of this Section 6.1, none of which shall be subject to a cure period), such default shall continue for a period of twenty (20) days from its occurrence.

(e)    Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder, the owner of any collateral securing the obligations hereunder or under any other Loan Document, or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, owner of pledged collateral, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Lender; provided, however, that with respect to a default under any obligation to any person or entity other than Lender, the amount of said obligation exceeds $25,000.00.

(f)    Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)    The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract or transcript of judgment against Borrower or any Third Party Obligor in any county or recording district in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(h)    There shall exist or occur any event or condition that Lender in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(i)    The dissolution, division, or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution, division, or liquidation of Borrower or such Third Party Obligor.

(j)    Any transaction or series of transactions occurs that results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than thirty-three and one-third percent (33⅓%) of the equity interests of Parent or Borrower, as applicable, entitled to vote in the election of members of the board of directors (or equivalent governing body) of such entity.

(k)    The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Lender’s prior written consent, of all or any part of or interest in any real property collateral required hereby or any Personal Property Collateral (as defined below) required hereby other than in the ordinary course of business, as otherwise permitted by this Agreement or as permitted under the Deed of Trust.

SECTION 6.2    REMEDIES. Upon the occurrence of an Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Lender’s option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Lender a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Lender to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Lender shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law, including, without limitation, the Uniform Commercial Code as in effect in the applicable jurisdiction (the “UCC”), and the Deed of Trust. All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
SECURITY AGREEMENT

SECTION 7.1    GRANT OF SECURITY INTEREST. As security for the payment and performance of the obligations of the Borrower under this Agreement, the Note, the Deed of Trust, and each other Loan Documents, the Borrower does hereby pledge, assign, transfer and deliver to the Lender and does hereby grant to the Lender a continuing and unconditional first priority security interest in and to all right, title and interest of the Borrower in and to the following property, wheresoever located and whether now existing or hereafter arising or acquired (collectively, the “Personal Property Collateral”): the Collateral.

SECTION 7.2    FINANCING STATEMENTS. The Borrower hereby authorizes the Lender at any time, and from time to time, to file in any jurisdiction of organization of the Borrower, and any other jurisdiction deemed appropriate by the Lender, any financing statements and amendments thereto that (a) indicate the Personal Property Collateral is comprised of the property and assets set forth in Section 7.1 hereof or describe the Personal Property Collateral as “all assets of the debtor” or words of similar import, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Borrower is an organization, the type of organization and any organizational identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Lender promptly upon request.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1    NO WAIVER. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

265 Turner Drive

Durango, CO 81303

Attn: Chief Executive Officer

LENDER:	RMC CREDIT FACILITY, LLC

5050 Factory Shops Blvd #437

Castle Rock, CO 80108

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy or e-mail, upon receipt.

SECTION 8.3    COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Lender’s in-house counsel to the extent permissible), expended or incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents (it being understood that Borrower will not be obligated to pay in excess of $45,000 pursuant to this clause (a)), (b) Lender’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereof, (c) the enforcement of Lender’s rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, whether or not suit is brought, and (d) the prosecution or defense of any action in any way related to any of the Loan Documents including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity. Whenever in this Agreement and the other Loan Documents Borrower is obligated to pay for the attorneys’ fees of Lender, or the phrase “reasonable attorneys’ fees” or a similar phrase is used, it shall be Borrower’s obligation to pay the attorneys’ fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Borrower hereby waiving the application of any such statute. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

SECTION 8.4    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assign of the parties; provided however, that neither Borrower nor Lender may assign or transfer its interests or rights hereunder without the other’s prior written consent, except that Lender may transfer its interests or rights to any affiliate of Lender.

SECTION 8.5    ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.6    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.7    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.8    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.9    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 8.10    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Colorado, without reference to the conflicts of law or choice of law principles thereof.

SECTION 8.11    BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 8.12    RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence and during the continuance of an Event of Default, (a) Borrower hereby authorizes Lender, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Lender shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Lender to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender, in its sole discretion, may elect. Lender may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Lender and whether or not the Lender is otherwise fully secured.

SECTION 8.13    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a Lender of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitrable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action require to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 8.14  TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over Lender (including any self-regulatory authority); (b) to the extent required by applicable laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process; (c) in connection with the exercise of any remedies under this Agreement or any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document; (d) to the extent that such Information (i) becomes publicly available other than as a result of a breach of this Section 8.14 or (ii) becomes available to Lender from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to Borrower; (e) to the extent that such information is independently developed by Lender; and (f) to Lender’s affiliates, investors, representatives and advisors, but only so long as such persons are informed by Lender of the confidential nature of the Information and agree to keep the Information confidential and be bound by the terms of this Section 8.14, it being understood that Lender will be directly responsible for any actions or omissions by such persons that constitute a violation of this Section 8.14. For purposes of this Agreement, “Information” means all information received from Borrower or any parent or subsidiary thereof relating to Borrower or any parent or subsidiary thereof or any of their respective businesses.

SECTION 8.15    GENERAL RELEASE. In consideration of the benefits provided to Borrower under the terms and provisions hereof, Borrower hereby agrees as follows (“General Release”):

(a)    Borrower, for itself and on behalf of its successors and assigns, does hereby release, acquit and forever discharge Lender, all of Lender’s predecessors in interest, and all of Lender’s past and present officers, directors, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length related to this Agreement, the other Loan Documents, or the loan contemplated thereby (each, a “Released Claim” and collectively, the “Released Claims”) that Borrower now has or may acquire as of the later of: (i) the date this Agreement becomes effective through the satisfaction (or waiver by Lender) of all conditions hereto; or (ii) the date that Borrower has executed and delivered this Agreement to Lender (hereafter, the “Release Date”), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by Lender, or any of Lender’s predecessors in interest, to Borrower, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.

(b)    Borrower hereby acknowledges, represents and warrants to Lender that it agrees to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of Lender, and Borrower hereby waives and releases all rights and benefits which it might otherwise have under any state or local laws or statutes with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.

(c)    Each person signing below on behalf of Borrower acknowledges that he or she has read each of the provisions of this General Release. Each such person fully understands that this General Release has important legal consequences, and each such person realizes that they are releasing any and all Released Claims that Borrower may have as of the Release Date. Borrower hereby acknowledges that it has had an opportunity to obtain a lawyer’s advice concerning the legal consequences of each of the provisions of this General Release.

(d)    Borrower hereby specifically acknowledges and agrees that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of Lender; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the effective date set forth above.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.		RMC CREDIT FACILITY, LLC

By:	/s/ Jeffrey R. Geygan	By:	/s/ Steve L. Craig
Jeffrey R. Geygan Interim Chief Executive Officer			Steve L. Craig

By:	/s/ Carrie E. Cass
Carrie E. Cass
Chief Financial Officer